Exhibit 10.1

FTI CONSULTING, INC.

INCENTIVE COMPENSATION PLAN

Amended and Restated Effective October 25, 2005

Administration and Participation. The Incentive Compensation Plan (the “Plan”) will be administered by the Compensation Committee of the Board of Directors (the “Board”) of FTI Consulting, Inc. (“FTI” or the “Company”). Participants in the Plan will include management employees of FTI or its subsidiaries, designated by the Compensation Committee not later than 90 days after the beginning of each year.

Target Awards. Not later than 90 days after the beginning of each year, the Compensation Committee will establish a target incentive award for each participant, which will be expressed as a dollar amount, a percentage of salary or otherwise. The target award will be based on a number of factors, including: (i) market competitiveness of the position, (ii) job level, (iii) base salary level, (iv) past individual performance, and (v) expected contribution to our future performance and business impact.

For each executive officer, the Compensation Committee must establish the target awards and performance goals no later than the earlier of 90 days after the beginning of the year, or such other date as may be permitted under the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee will establish for each executive officer a maximum award that may be paid for the year, which will remain fixed for the entire year. The maximum award that any participant may receive for 2001 is $3 million and for 2002 is $4 million. For 2003 and thereafter, the maximum award that any participant may receive for a plan year is $5 million.

Performance Goals. Not later than 90 days after the beginning of each year, the Compensation Committee will establish for each participant performance goals that must be met in order for an award to be payable for the year. The Compensation Committee will establish in writing (i) the performance goals that must be met, (ii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iii) any other conditions that the Compensation Committee deems appropriate and consistent with the Plan and, in the case of executive officers, Section 162(m) of the Code.

The Compensation Committee will establish objective performance goals for each participant related to the participant’s business unit or our overall performance or both. The Compensation Committee may also establish subjective performance goals for participants; provided that, for executive officers, the subjective performance goals may only be used to reduce, and not increase, the award otherwise payable under the Plan. The objectively determinable performance goals will be based on one or more of the following criteria: Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), stock price, earnings per share, net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, stockholder return, return on equity, growth in assets, market share or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, goals relating to acquisitions or strategic partnerships. EBITDA means our earnings before interest, taxes, depreciation and amortization.

Changes to Performance Goals and Target Awards. At any time prior to the final determination of the awards, the Compensation Committee may adjust the performance goals and target awards for participants who are not executive officers to reflect changes in corporate capitalization, changes in corporate transactions, the occurrence of any extraordinary event, any change in accounting rules or principles, any change in our method of accounting, any change in applicable law, or any other change of similar nature. With respect to executive officers, such adjustments may be made to the extent the Compensation Committee deems appropriate considering the requirements of Section 162(m) of the Code.

Payments under the Plan. Awards may be paid in cash, FTI’s Common Stock or a combination of both, at the discretion of our Compensation Committee. As required by Section 162(m) of the Code, before we pay any award under the Plan for any year, our Compensation Committee must certify in writing (to the extent required by any IRS regulation) that the performance goals were satisfied. Approved minutes of our Compensation Committee will be treated as the required written certification. All amounts payable under the Plan will be paid as soon as practicable after certification by the Compensation Committee.

Amendment and Termination. The Compensation Committee or the Board may from time to time amend or terminate the Plan provided that no amendment that requires stockholder approval in order to comply with Section 162(m) of the Code will be effective unless the amendment is approved by our stockholders.

Benefits under the Plan. Awards made in the future under the Plan will be based upon FTI’s future performance. Actual amounts will depend upon FTI’s actual performance and on whether the Compensation Committee elects to reduce such amounts.

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